EXHIBIT 12
NATIONAL FUEL GAS COMPANY
COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES
UNAUDITED

	For the Three Months Ended	Fiscal Year Ended September 30,

	December 31, 2017	2017	2016	2015	2014
(Dollars in Thousands)
EARNINGS:
Net Income (Loss) Available for Common Stock	$198,654	$283,482	$(290,958)	$(379,427)	$299,413
Plus Income Tax Expense (Benefit)	(81,277)	160,682	(232,549)	(319,136)	189,614
Less Investment Tax Credit (A)	(21)	(173)	(348)	(414)	(434)
Less Income from Unconsolidated Subsidiaries	—	—	—	—	(397)
Plus Distributions from Unconsolidated Subsidiaries	—	—	—	—	—
Plus Interest Expense on Long-Term Debt	28,087	116,471	117,347	95,916	90,194
Plus Other Interest Expense	502	3,366	3,697	3,555	4,083
Less Amortization of Loss on Reacquired Debt	(233)	(529)	(529)	(529)	(529)
Plus Allowance for Borrowed Funds Used in Construction	526	1,655	2,006	1,964	900
Plus Other Capitalized Interest	342	1,275	238	4,191	3,560
Plus Rentals (B)	1,786	4,615	9,479	13,866	13,700

	$148,366	$570,844	$(391,617)	$(580,014)	$600,104
FIXED CHARGES:
Interest & Amortization of Premium and Discount of Funded Debt	$28,087	$116,471	$117,347	$95,916	$90,194
Plus Other Interest Expense	502	3,366	3,697	3,555	4,083
Less Amortization of Loss on Reacquired Debt	(233)	(529)	(529)	(529)	(529)
Plus Allowance for Borrowed Funds Used in Construction	526	1,655	2,006	1,964	900
Plus Other Capitalized Interest	342	1,275	238	4,191	3,560
Plus Rentals (B)	1,786	4,615	9,479	13,866	13,700

	$31,010	$126,853	$132,238	$118,963	$111,908
RATIO OF EARNINGS TO FIXED CHARGES	4.78	4.50	(D)	(C)	5.36

(A)	Investment Tax Credit is included in Other Income.

(B)	Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

(C)
The ratio coverage for the fiscal year ended September 30, 2015 was less than 1:1. The Company would have needed to generate additional earnings of $698,977 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2015.

(D)
The ratio coverage for the fiscal year ended September 30, 2016 was less than 1:1. The Company would have needed to generate additional earnings of $523,855 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2016.